Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Limited Duration Bond Fund	Class A 0.79% Advisor Class 0. 51% Institutional Class 0.36%	January 31, 2020

Attachment A amended:  January 31, 2019

FIRST INVESTORS INCOME FUNDS

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT
COMPANY, INC.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter
Name:	Greg Walter
Title:	Senior Vice President